Exhibit 10.14

Service Agreement

This AGREEMENT entered into, as of 1 August 2014, by and between ESQURE Advanced Medical Devices Ltd, located in Israel (the “Company”), and Bymed Ltd, located at Shilat, Israel (“MANAGER”).
WITNESSETH:

Whereas MANAGER has the capacity to provide to the Company and its affiliates certain executive management and consulting services in connection with the Company operations and its affiliates;

Whereas The Company desires to receive the Services from MANAGER, and MANAGER is interested to provide the Company with the Services upon the terms and conditions detailed herein; and

Whereas the parties understand that payments are only available based on the budget of the Company, and based on actual development, construction and operation of projects by the Company and its affiliates.

NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, the parties hereto agree as follows:

1. Preamble
The preamble to this agreement form an integral part thereof.
The titles of the clauses in this agreement are merely for convenience and the agreement shall not be used in any way for purposes of interpretation.
This agreement can be assigned jointly by the parties.

2. Term of Agreement
2.1. This agreement is for a period of 3 years commencing on the 1st of April 2014 and ending on the 29 April of 2017 (hereinafter: the “Term of the Agreement”), provided that the provision of Services hereunder may be terminated by either party at any time after the Term of the Agreement upon prior written notice of 3 months to the other party Unless so terminated, the Agreement shall be automatically renewed at the end of the Term of the Agreement for an additional term of three years.
2.2. Notwithstanding Section 2.1 above, MANAGER’s engagement by the Company hereunder may be terminated by the Company immediately in the event of (a) MANAGER’s conviction in illegal activity; (b) any material breach of this Agreement and/or of MANAGER’s fiduciary duties towards the Company; and/or (c) fraud on its behalf.
2.3. MANAGER undertakes that at upon termination of this Agreement, it shall deliver to the Company all documents, information and other material obtained or prepared by it in connection with the Services, including all equipment in its possession, provided to it by the Company (e.g., company car, computer, cellular phone).

3. Services
3.1 MANAGER, shall provide the Company with services of Executive Management and consulting in connection with the activities of the Company and its affiliates and will serve as Chief Technology Officer of the company. (Hereinafter: the “Services”).
3.2 MANAGER will provide all Services to the Company or its affiliates solely by Mr. Itsik Ben Yesha, such that the Services will include the full time efforts of Itsik Ben Yesha.
3.3 MANAGER shall provide the Company with the Services as it shall be requested, from time to time, provided however, that the Services will coordinated in advance with MANAGER. Without derogating from the above, the Manager shall be allowed to conduct other business obligation during his free time, provided that such shall not interfere with the provision of the Services and/or compete with the activities of the Company and its affiliates

4. Compensation
4.1 In consideration for the Services, the Company shall pay to MANAGER a sum of $ 6,000 per month, (the “Compensation”). In the event that the Company at any time does not have available funds to make such payments to MANAGER, all amounts that remain unpaid for any month or other period shall recorded as a liability of the Company, shall accrue for the benefit of MANAGER, and shall be paid to MANAGER as soon as Company funds become available therefor.
4.2 The Services should be rendered to the Company or its affiliates by the MANAGER, and the Company shall be responsible for all payments hereunder to MANAGER.
4.3 Subject to Section 4.1 above, the Basic Compensation shall be paid form the Company to MANAGER within 15 days from the end of month during the Term of the Agreement.
4.4. MANAGER shall be solely responsible and shall bear all taxes and levies of any kind which shall be imposed on it in connection with the Compensation.
4.5. Other then as specifically provided herein MANAGER shall not be entitled to any consideration with respect to the Services, unless otherwise agreed by the parties in writing. Any MANAGER’s liability which may arrise from this Agreement is limited to the monthly Compensation fee.
4.6. MANAGER hereby understands, acknowledges and agrees that the payment to MANAGER of the Compensation hereunder depends on the Company’s business results and that if the Company is not successful in its operation, MANAGER may not be paid, and in such event MANAGER shall not have and hereby waives any claim and/or demand against the Company and/or any of its shareholders and/or directors.

5. Expenses
The Company shall reimburse MANAGER for transportation expenses, international travel expenses, and other reasonable direct expenses in connection with the provisions of the Services, provided such were approved in advance and in writing (except expenses up to the monthly limit of $1,000) )by the Company and are in accordance with the Company’s Budget.

6. Acknowledgement
6.1 The MANAGER is providing services to the company’s parent company, E-QURE Corp, under a separate and non-related agreement

7. Status
7.1. It is the intention of the parties that MANAGER shall be an independent contractor pursuant to this Agreement, and that this Agreement shall not be construed to create or give rise to any partnership, agency or joint venture, not shall MANAGER nor any of its personnel be deemed to be employees of the Company for any purpose.
7.2. MANAGER shall immediately indemnify the Company for any and all cost, expenses or damages which may rise to the Company if an employment relationship is claimed or based between the Company and MANAGER or anyone on its behalf.

8. Confidentiality and Non-Competition
Simultaneously with the execution of this Agreement and as a condition thereto, MANAGER shall sign the Confidentiality and Non-Competition Undertaking attached as Annex A hereto.
8. Entire Agreement
This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior discussions, arrangements, representations, understandings, agreements and correspondence and may not be amended or modified in any respect, except by a subsequent writing executed by both parties.

9. Applicable Law
This Agreement and the obligations hereunder shall be governed by US law. Disputes hereunder shall be resolved by the courts Delaware USA.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ESQURE Advances Medical Devices Ltd                                                     Bymed Ltd

Signature: /s/ Ron Weissberg                                                                        Signature: /s/ Itsik Ben Yesha

Print Name: Ron Weissberg                                                                         Print Name: Itsik Ben Yesha

Title: Chairman

Annex A

CONFIDENTIALITY AND NON-COMPETITION UNDERTAKING

This Confidentiality, Non-Competition and Proprietary Rights Undertaking (the “Undertaking”) is made effective as of the date of the Agreement by MANAGER, for the benefit of the Company. This Annex A constitutes an integral part of the Agreement to which it is annexed. For the purpose hereof, all references herein to the “Company” shall include any parent corporation or entity of the Company, subsidiary or other affiliate of the Company.

1. Confidentiality
(a) MANAGER recognizes and acknowledges that MANAGER’s access to the trade secrets, secret information and proprietary information (collectively, the “Confidential Information”) of the Company is essential to the performance of MANAGER’s duties as a consultant and service provider of the Company.
(b) By way of illustration and not limitation, such Confidential Information of the Company shall include: (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, information relating to the projects of the Company, and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) all derivatives, improvements and enhancements to the Company’s technology which are created or developed; (iv) information of third parties as to which the Company has an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.
(c) The Confidential Information shall not include information which has become publicly known and made generally available through no wrongful act of MANAGER or of others who were under confidentiality obligations as to the information involved.
(d) MANAGER further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Company, and that its use or disclosure (except use or disclosure as required for carrying out MANAGER’s duties as a MANAGER of the Company and providing the Services) would cause the Company substantial loss and damages. Other than in connection with providing the Services, MANAGER undertakes and agrees that MANAGER will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, will not make use of any such Confidential Information for MANAGER’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent. MANAGER will take strict precautions to maintain the confidentiality of the Confidential Information received from the date of receipt, and take appropriate action, by instruction, agreement or otherwise with any person permitted access to the Confidential Information received, to ensure that MANAGER will be able to satisfy its obligations under this Agreement.
(e) MANAGER further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. MANAGER agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out MANAGER’s work for the Company consistent with the Company’s agreement with the third party, all in a fashion consistent with his undertakings in (d) above.
(f) The obligations set forth in this Section are perpetual, and shall survive termination of the Agreement and of the MANAGER’s engagement with the Company.

2. Return of Materials. Upon termination of MANAGER’s engagement with the Company or at any time before termination if the Company so requests, MANAGER will promptly deliver to the Company all copies of all written and tangible material (without retaining any copies thereof) in MANAGER’s possession or under MANAGER’s control, incorporating the Confidential Information or otherwise relating to the Company’s business. The obligations set forth in this Section shall survive termination of the Agreement and of MANAGER’s engagement with the Company.

3. Non-Competition and Non-Solicitation. MANAGER and/or any of its representatives shall not (either personally or via any of his agents, affiliates or businesses in which it is a shareholder, partner, owner, employee, officer, director, consultant or otherwise), during the Term of the Agreement:
(a) directly or indirectly solicit, hire, engage, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or entity who is, or was within twelve (12) months period preceding the termination of MANAGER’s engagement with the Company, a customer or client of the Company, or who is, or was within twelve (12) months period preceding the termination of MANAGER’s engagement with the Company, an employee, officer, director, consultant or contractor of the Company; or
(b) directly or indirectly own an interest in, establish, open, manage, operate, join, control, or participate in or be connected with, as a shareholder, partner, owner, employee, officer, director, consultant or otherwise, in any business, enterprise, trade or occupation similar to, or in competition with, the business conducted, or proposed by the Company to be conducted, by the Company.
(c) MANAGER further recognizes and acknowledges that a breach of this Section would cause the Company substantial and irreparable damages.
(d) The obligations set forth in this Section 3 shall survive termination of the Agreement and of MANAGER’s engagement with the Company pursuant to the specific terms set forth herein.

4. Intent of Parties. MANAGER recognizes and agrees: (i) that this Undertaking is necessary and essential to protect the Company’s business and to realize and derive all the benefits, rights and expectations of conducting the Company’s business; (ii) that the area and duration of the protective covenants contained herein are reasonable; and (iii) that good and valuable consideration exists under the Agreement, for MANAGER to be bound by the provisions of this Undertaking.

IN WITNESS WHEREOF, MANAGER has executed this Confidentiality and Non-Competition Undertaking as of the date hereof.

____________________________
[Full Name of Manager]